TOWN & COUNTRY CORPORATION                                            EXHIBIT 11
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Earnings Per Share Computations
(Unaudited)

                                                             For the Three Months Ended
                                                               May 28,         May 29,
                                                                 1995           1994

PRIMARY EPS:
Net loss                                                   $     (514,424)$   (2,477,963)
Accretion of discount and dividends
  on preferred stocks                                             243,735        467,196
Loss attributable to common
  stockholders                                             $     (758,159)$   (2,945,159)

Weighted average common
  shares outstanding                                           23,575,577     23,426,594
Weighted shares issued from exercise and assumed execise of:
  warrants                                                        --             --
  options                                                         --             --
Shares for EPS
  calculation                                                  23,575,577     23,426,594



REPORTED EPS:
Net loss                                                   $        (0.02)$        (0.11)
Accretion of discount and dividends
  on preferred stocks                                               (0.01)         (0.02)
Loss per common share                                      $        (0.03)$        (0.13)


FULLY DILUTED EPS:

For the periods presented in this exhibit, there is no dilution from Primary
EPS.

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This exhibit should be reviewed in conjunction with Note 4 of Notes to
Consolidated Financial Statements.